EXHIBIT 21

To Form S-4 Registration Statement

SUBSIDIARIES OF BINGO.COM, INC.

                                                                                                            October 29, 2004

Bingo.com, Ltd. is a wholly owned subsidiary of Bingo.com, Inc.  Bingo.com, Ltd. was incorporated in Anguilla, B.W.I. on September 30, 2004 specifically for the purpose of completing a merger with Bingo.com, Inc. and becoming the surviving corporation of that merger and redomiciling the Bingo.com business to Anguilla, British West Indies.

Bingo.com, Inc. conducts its business through the Florida incorporated entity and through its wholly owned subsidiary English Bay Office Management Limited (previously Bingo.com (Canada) Enterprises Inc. ("English Bay").  English Bay was incorporated under the laws of British Columbia, Canada, on February 10, 1998 as 559262 B.C. Ltd. and changed its name to Bingo.com (Canada) Enterprises Inc. on February 11, 1999.  It subsequently changed it name to English Bay Office Management Limited on September 8, 2003.

On August 15, 2002, the Company acquired 99% of the share capital of Bingo.com (UK) plc ("Bingo UK").  Bingo UK was incorporated under the laws of England and Wales on August 18, 2000, as CellStop plc. and changed its name to Bingo.com (UK) plc. on August 5, 2002.

Bingo.com, Inc. also maintains a number of inactive wholly-owned subsidiaries.  These include:

-          Bingo.com (Antigua), Inc., ("Bingo.com (Antigua") incorporated as an Antigua International Business Corporation on April 7, 1999 as Star Communications Ltd. and changed its name to Bingo.com. (Antigua), Inc. on April 21, 1999;

-           Bingo.com (Wyoming), Inc., incorporated in the State of Wyoming on July 14, 1999;

-           Bingo.com Acquisition Corp., incorporated in the State of Delaware on January 9, 2001.

-           Bingo.com N.V. incorporated in Curacao, the Netherlands Antilles islands on October 29, 2004.

All four of the inactive subsidiaries were incorporated to facilitate the implementation of business plans that the Company has since modified and refocused and consequently, there is currently no activity in these entities.